Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made as of August 16, 2012 by and between Planar Systems, Inc., an Oregon corporation (“Company”) and Scott Hildebrandt (“Executive”).

RECITALS

WHEREAS, Executive currently serves as Company’s Senior Vice President and Chief Financial Officer (“CFO”);

WHEREAS, Company and Executive have agreed that Executive will transition from his position as Senior Vice President and CFO effective after December 31, 2012 and wish to document the terms of such transition; and

WHEREAS, Company and Executive have entered into an Amended and Restated Executive Severance Agreement dated June 25, 2007 (as amended on December 31, 2008) (the “Severance Agreement”) which Company and Executive wish to amend as set forth below.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Executive agree as follows:

AGREEMENT

1. Base Salary & Employment Commitment for 2012. Commencing October 1, 2012 through December 31, 2012, Executive’s employment shall be reduced to a four-day per calendar week basis and Executive’s base salary (gross) shall be reduced to $9,220.46 per month through December 31, 2012.

2. Resignation as CFO. Executive shall resign his position as Senior Vice President and CFO of Company effective as of January 1, 2013.

3. New Position as Assistant to the President. Effective as of January 1, 2013, Executive shall assume the position of “Assistant to the President” of Company, and shall serve in that position as an “at-will” employee of Company from January 1, 2013 through September 26, 2014, or the date of Executive’s earlier resignation, termination or death (the “Transition Period”). Executive’s base salary will be $2,446.25 per month during the Transition Period.

4. Incentive Compensation and Benefit Plans. Executive will not be eligible to participate in Company’s Annual Performance Incentive Plan during the Transition Period. Executive will be eligible to participate in all employee benefit plans that are generally available to all Company employees during the Transition Period.

5. Equity Awards. Executive will not receive any new awards under any Company Long Term Incentive Plan (“LTIP”) after August 16, 2012. All of Executive’s outstanding LTIP awards that have time-based vesting shall continue to vest according to their terms so long as

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Executive is employed by Company. All of Executive’s outstanding LTIP awards that have performance-based vesting shall continue to vest according to their terms so long as Executive is employed by Company.

6. Severance Payments. In the event that Executive’s employment is terminated without “Cause” (as defined in the Severance Agreement) during the Transition Period , Company shall (i) deliver to Executive a cash payment in an amount equal to the amount, if any, by which $51,371.13 exceeds the amount paid to Executive as base salary during the Transition Period, (ii) deliver to Executive a cash payment equal to $1,152.60 times the number of calendar months (or portions thereof) remaining in the Transition Period commencing with the month following the month in which Executive’s employment is terminated without “Cause,” (iii) deliver to Executive a number of shares of common stock of Company equal to the amount, if any, by which 80,000 exceeds the number of performance-based Restricted Stock Units that were vested and delivered to Executive during the Transition Period, and (iv) pay Executive’s COBRA payments for 18 months; all as more specifically set forth in Sections 7 and 8.B below.

7. Retirement Benefits. Provided Executive remains employed by the Company until his retirement at September 26, 2014, Company shall pay Executive’s COBRA payments for 18 months.

8. Amendments to Severance Agreement. Effective as of January 1, 2013, the Severance Agreement is hereby amended as follows:

A. Sections 2.1 through 2.3 of the Severance Agreement are hereby amended and restated in their entirety as follows:

2.1 Employment. Executive is currently employed by the Company as Assistant to the President. The Company and Executive acknowledge that either party may terminate this employment relationship at any time for any or no reason, subject to the obligation of the Company to provide the severance benefits set forth in this Agreement in accordance with the terms hereof.

2.2 Duties. Executive shall devote such time and efforts to the Company and to fulfilling the duties of his position as Executive and the President mutually agree upon. Executive shall comply with the Company’s policies and procedures to the extent that they are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail.

2.3 Term. The term of this Agreement (the “Term”) shall begin on the Effective Date hereof and remain in effect until the earlier of: (i) termination pursuant to Article 3 of this Agreement or (ii) September 26, 2014.

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B. Sections 3.4 through 3.8 of the Severance Agreement are hereby amended and restated in their entirety as follows:

3.4 Termination by the Company Without Cause. The Company may terminate this Agreement and Executive’s employment without Cause upon thirty (30) days’ advance Notice of Termination; provided, however, that the Company may in its sole discretion make termination of the Agreement and Executive’s employment effective immediately upon Notice of Termination, in which case, in addition to the payments otherwise required by this Section 3.4, Executive shall be paid his Base Salary through a notice period of thirty (30) days. If the Company terminates Executive’s employment without Cause pursuant to this Section 3.4, Executive shall be entitled to receive the Accrued Obligations and, subject to satisfaction of the Release of Claims requirement specified in Section 3.13 below, the Company shall: (a) deliver to Executive a cash payment in an amount equal to the amount, if any, by which $51,371.13 exceeds the aggregate amount of Base Salary paid to Executive for the period from January 1, 2013 through the termination date (including any amount of Base Salary paid as part of the Accrued Obligations); (b) deliver to Executive a cash payment equal to $1,152.60 times the number of calendar months (or portions thereof) in the period commencing with the month following the month in which Executive’s employment is terminated without “Cause” and ending September 26, 2014; (c) deliver to Executive a number of shares of common stock of the Company equal to the amount, if any, by which 80,000 exceeds the number of performance-based Restricted Stock Units that vested and were delivered to Executive during the period from January 1, 2013 through the termination date, which shall constitute settlement of all of Company’s obligations to Executive under all performance-based Restricted Stock Units held by Executive at that time, and (d) if Executive elects to continue his Company-provided group health benefits at the level in effect as of the date of termination under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the premiums for Executive’s COBRA continuation coverage (for Executive and Executive’s dependents, if applicable) for a period of up to eighteen (18) months.

3.5 Retirement. If Executive remains employed throughout the Term, upon retirement from Company employment at the end of the Term, if Executive elects to continue his Company-provided group health benefits at the level in effect as of the date of termination under COBRA, the Company shall pay the premiums for Executive’s COBRA continuation coverage (for Executive and Executive’s dependents, if applicable) for a period of up to eighteen (18) months.

3.6 [Intentionally Omitted]

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3.7 [Intentionally Omitted]

3.8 Options and Restricted Stock. Any options or restricted stock awarded to Executive shall, in the event of a termination of Executive’s employment and except as otherwise provided in this Article 3, be governed by the provisions of the applicable award agreement; provided that the accelerated vesting and stock option exercise provisions of this Article 3 shall, if triggered, control in the event of any inconsistency with any such agreement and the stock option or stock restriction plan and all related agreements.

C. Section 5.11 of the Severance Agreement is hereby amended and restated in its entirety as follows:

5.11 Entire Agreement. Except as expressly stated in this Agreement, this Agreement and the Transition Agreement dated as of August 16, 2012 by and between the Company and Executive together constitute the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed on.

9. Effectiveness of Severance Agreement. Except as set forth in Paragraph 8 above, the Severance Agreement remains unchanged and in full force and effect.

10. Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed, or three (3) days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable address as set forth in the Severance Agreement.

11. Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

12. Governing Law/Forum. The validity, construction and performance of this Agreement shall be governed by the laws of the state of Oregon. The exclusive forum for any disputes arising under this Agreement that are not subject to arbitration shall be the appropriate state or federal court located in Portland, Oregon.

13. Mediation. In case of any dispute arising under this Agreement that cannot be settled within 60 days after either party has notified the other party of the existence of a dispute by reasonable discussion, the parties agree that, prior to commencing any arbitration proceeding as contemplated by Section 14 below, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half (1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation.

14. Arbitration. Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Executive’s employment with

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Company or termination of employment shall be submitted to final and binding arbitration. The arbitration is to be conducted before a single arbitrator in Portland, Oregon. The arbitration shall be conducted pursuant to the rules of the American Arbitration Association. Executive and Company agree that the procedures outlined in Section 13 and this Section 14 are the exclusive method of dispute resolution.

15. Attorneys’ Fees. If any action at law or in equity is taken to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including fees and expenses on appeal. In any dispute resolved through arbitration under Section 14, the arbitrator shall have sole discretion to determine whether or not fees, costs or disbursements shall be awarded to a party.

16. Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. The severance benefits provided herein are in lieu of any other severance plan or provision offered by Company.

17. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

18. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of Company and its successors and assigns, and shall be binding on Executive, his administrators, executors, legatees and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Executive.

19. Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

20. Entire Agreement. Except as expressly stated in this Agreement, this Agreement and the Severance Agreement together constitute the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed on.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PLANAR SYSTEMS, INC.

By:	/s/ Gerald K. Perkel
Gerald K. Perkel
President and Chief Executive Officer

EXECUTIVE:

/s/ Scott Hildebrandt
Scott Hildebrandt

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